Exhibit 4.2

LADDER CAPITAL FINANCE HOLDINGS LLLP

and

LADDER CAPITAL FINANCE CORPORATION,

as Issuers

LADDER CAPITAL CORP,

as Parent Guarantor and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 3, 2025

to

INDENTURE

Dated as of June 23, 2025

Relating to

5.500% Senior Notes due 2030

TABLE OF CONTENTS

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 3, 2025 (this “First Supplemental Indenture”), among Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Company”), and Ladder Capital Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), Ladder Capital Corp, a Delaware corporation (the “Parent Guarantor”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”) to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of June 23, 2025 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities, to be issued in one or more series as therein provided, and the Parent Guarantor has duly authorized the execution and delivery of the Base Indenture to provide for the guarantee by the Parent Guarantor of such debt securities in accordance with the terms of the Base Indenture;

WHEREAS, the Base Indenture provides that the Issuers and the Trustee may enter into an indenture supplemental to the Indenture to provide for the issuance of and establish the form and terms and conditions of Securities of any series issued under the Base Indenture as provided by Sections 2.01, 3.01 and 11.01 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Issuers desire to provide for the establishment of one new series of notes to be known as their 5.500% Senior Notes due 2030 (the “Notes”) the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and herein;

WHEREAS, the Notes shall be guaranteed by the Parent Guarantor and the Parent Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture and the issuance of the Guarantee of the Notes as set forth herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been met; and

WHEREAS, the Issuers have requested and hereby request that the Trustee join with them in the execution and delivery of this First Supplemental Indenture, and certifies that all acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding agreement of the parties, in accordance with its terms, and a valid supplement to, the Base Indenture with respect to the Notes have been done and performed.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders (as defined in the Base Indenture) of the Notes, as follows:

Article One

Definitions and Other Provisions of General Application

Section 1.01          References. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

For purposes of each of the covenants described in Sections 4.01 and 4.02, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company.

Any references in this Indenture or the Notes to the “close of business” shall mean 5:00 p.m., New York time.

Section 1.02          Definitions. For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b) of this First Supplemental Indenture.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any Joint Venture entered into by the Company or any Subsidiary of the Company.

“Base Indenture” has the meaning provided in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of the Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

(1)	(a) U.S. dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and its Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course or consistent with past practice.

“CLO Equity” means, as of any date of determination, all residual equity interests in the form of a subordinated note, trust certificate or preference share issued pursuant to a collateralized loan obligations of the Company or its Subsidiaries.

“Co-Issuer” has the meaning provided in the Preamble.

“Company” has the meaning provided in the Preamble.

“Consolidated Securitization Subsidiary” means, any special-purpose consolidated Subsidiary of the Company that is a payor, obligor or trustee or Person acting in a similar capacity in respect of a commercial mortgage-backed securitization, collateralized debt or collateralized loan obligation or similar securitization transaction, or other sale or transfer of loans (collectively, “Securitization Transactions”) that exclusively holds collateral assets of a Securitization Transaction, as to which in any such case neither the Company nor any of the Company’s Subsidiaries is the obligor or has any direct liability (in each such case other than as special-purpose Subsidiaries of the Company that are payors or obligors in respect of such Securitization Transaction).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

a.	for the purchase or payment of any such primary obligation; or

b.	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“CRE Mezzanine Finance Assets” means loans made for the purposes of financing commercial real estate and secured primarily by the Capital Stock of Persons that directly or indirectly own commercial real estate.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Company) with respect to any Funding Indebtedness or Securitization Indebtedness.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions, investors or other similar entities and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Definitive Note” means a Note issued in definitive form pursuant to the Indenture that does not include the Global Notes legend.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the maturity date of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“First Supplemental Indenture” has the meaning provided in the Preamble.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, as of any determination date, with respect to the Company and its consolidated Subsidiaries, the sum of (a) Interest Income, (b) rental income from real estate and (c) fee income associated with the management of real estate and real estate related assets for such period divided by the sum of (i) Interest Expense and (ii) rental expense related to leasing of corporate facilities by the Company and its Subsidiaries for such period, in each case, as determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries.

“Funding Indebtedness” means (i) any Indebtedness Incurred in connection with investment activities of a Similar Business, including Indebtedness to finance real estate and real estate related assets and Non-Recourse Indebtedness, as well as any Indebtedness Incurred by the Company and its Subsidiaries in the ordinary course of their respective businesses and (ii) any Refinancing of the Indebtedness under clause (i).

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that, all terms of an accounting or financial nature used in the Indenture shall be construed, and all computations of amounts and ratios referred to in the Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 — Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations; provided, further, that for the purpose of determining such amounts and ratios, the Company shall make such adjustments as it determines in good faith are necessary to remove the impact of consolidating any variable interest entities under the requirements of Accounting Standards Codification Topic 810, as such section is in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that, any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition shall not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in the Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Global Note” means one or more Notes that are Global Securities.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or consistent with past practice, and provided further that, the amount of any guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee or, if such guarantee is not an unconditional guarantee of the entire amount of the primary obligations and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “guarantee” used as a verb has a corresponding meaning.

“Hedge Agreement” means an interest rate or currency swap, cap or collar agreement, foreign exchange agreement, commodity contract or similar arrangement entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board as in effect from time to time.

“Incur” means issue, create, assume, enter into any guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) guarantees by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedge Agreements (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on February 26, 2016, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice. For purposes of clarity, the Indebtedness of variable interest entities (within the meaning of GAAP) shall not be deemed Indebtedness of any Person or any of its Subsidiaries.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided in the Indenture, and (other than with respect to letters of credit or guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Company or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Indenture” has the meaning provided in the Recitals.

“Interest Expense” means, for any period with respect to the Company and its consolidated Subsidiaries, the amount of total interest expense incurred by such Person, excluding previously paid capitalized or accruing interest and excluding interest funded under a construction loan, plus such Person’s allocable share of interest expense from any Joint Venture investments and unconsolidated Affiliates of such Person, all determined in accordance with GAAP, but excluding the total interest expense incurred (x) in connection with any non-recourse real estate related debt, (y) in connection with loan interests that were conveyed to third parties in transactions treated as financings in accordance with GAAP and (z) by any Consolidated Securitization Subsidiary, in the case of clauses (x) through (z), whether or not such interest expense is included in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Interest Income” means, for any period with respect to the Company and its consolidated Subsidiaries, the amount of total interest income earned by such Person, including capitalized or accruing interest, plus, to the extent actually received in cash by such Person, such Person’s allocable share of interest income from any Joint Venture investments, unconsolidated Affiliates, and investments in Consolidated Securitization Subsidiaries of such Person, all determined in accordance with GAAP, but excluding the total interest income earned (x) by Consolidated Securitization Subsidiaries and (y) on loan interests that were conveyed to third parties in transactions treated as financings in accordance with GAAP (but for the avoidance of doubt including any interest income earned on loan interests retained by the Company and its Subsidiaries other than Consolidated Securitization Subsidiaries), in the case of clauses (x) and (y), whether or not such interest income is included in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Interest Payment Date” has the meaning provided in Section 2.05.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP.

“Issue Date” means July 3, 2025.

“Issuers” has the meaning provided in the Preamble.

“Leverage Ratio” means, as of any determination date, the ratio of (a) the sum of total Indebtedness for borrowed money for the Company and its Subsidiaries determined without duplication to the extent that such total Indebtedness would appear on a consolidated balance sheet of the Company and its Subsidiaries as of such date, prepared in accordance with GAAP but excluding any Indebtedness (without duplication) that is non-recourse to the Company and the Parent Guarantor and incurred (i) by a Consolidated Securitization Subsidiary, (ii) by any other investment vehicle where an Affiliate of the Company is a general partner or managing member with Capital Stock of no more than two percent (2%) of the entire Capital Stock, but no direct liability (other than liability of no more than two percent (2%) of the entire Indebtedness) for such Indebtedness and (iii) in connection with loan interests that were conveyed to third parties in transactions treated as financings, in the case of clauses (i) through (iii), whether or not such Indebtedness is included in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP to (b) Net Worth of the Company and its Subsidiaries as determined in accordance with GAAP and that would appear on a consolidated balance sheet of the Company and its Subsidiaries as of such date.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Liquidity” means, as of any determination date, the sum of (i) the aggregate sum of all unrestricted and unencumbered Cash plus Cash Equivalents, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, held by the Company and its Subsidiaries and (ii) the product of (a) the market value of all unrestricted and unencumbered AAA rated and U.S. Government guaranteed debt instruments held by the Company and its Subsidiaries and (b) 85%.

“Maturity Date” has the meaning specified in Section 2.02.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Worth” means, with respect to any Person and at any date of determination, the net worth of such Person at such time (including (a) any unencumbered, unconditional and unfunded investor capital commitments, (b) current expected credit losses and (c) the value of Undepreciated Real Estate Assets (after impairments)), determined in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness for borrowed money of a Subsidiary (or group of Subsidiaries) of the Company, with respect to which recourse for payment is limited to investment assets of such Subsidiary (or such group of Subsidiaries) encumbered by a Lien securing such Indebtedness and/or the general credit of such Subsidiary (or group of Subsidiaries) but for which recourse shall not extend to the general credit of the Company or any other of its Subsidiaries, it being understood that the instruments governing such Indebtedness may include customary carve-outs to such limited recourse such as, for example, personal recourse to the Company or its Subsidiaries for breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of assets or ownership interests therein, environmental liabilities, and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes.

“Notes” has the meaning provided in the Recitals. For the avoidance of doubt, “Notes” shall include any Additional Notes, unless the context provides otherwise.

“Par Call Date” means July 1, 2030.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “Refinances,” “Refinanced” and “Refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Regular Record Date” has the meaning provided in Section 2.05.

“Repurchase Agreement” means an agreement between the Company and/or any of its Subsidiaries, as seller (in any such case, the “Repo Seller”), and one or more banks, other financial institutions and/or other investors, lenders or other Persons, as buyer (in any such case, the “Repo Buyer”), and any other parties thereto, under which the Company and/or such Subsidiary or Subsidiaries, as the case may be, are permitted to finance the origination or acquisition of loans, Investments, Capital Stock, other securities, servicing rights and/or any other tangible or intangible property or assets and interests in any of the foregoing (collectively, “Applicable Assets”) by means of repurchase transactions pursuant to which the Repo Seller sells, on one or more occasions, Applicable Assets to the Repo Buyer with an obligation of the Repo Seller to repurchase such Applicable Assets on a date or dates and at a price or prices specified in or pursuant to such agreement, and which may also provide for payment by the Repo Seller of interest, fees, expenses, indemnification payments and other amounts, and any other similar agreement, instrument or arrangement, together with any and all existing and future documents related thereto (including, without limitation, any promissory notes, security agreements, intercreditor agreements, mortgages, other collateral documents and guarantees), in each case as the same may have been or may be amended, restated, amended and restated, supplemented, modified, renewed, extended, refunded, refinanced, restructured or replaced in any manner (whether before, upon or after termination or otherwise) in whole or in part from time to time (including successive amendments, restatements, amendments and restatements, supplements, modifications, renewals, extensions, refundings, refinancings, restructurings or replacements of any of the foregoing), and whether or not with the original or other sellers, buyers, guarantors, agents, lenders, banks, financial institutions, investors or other parties.

“Repurchase Agreement Assets” means any Applicable Assets that are or may be sold by the Company or any of its Subsidiaries pursuant to a Repurchase Agreement.

“Required Asset Sale” means any disposition of assets that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to Funding Indebtedness, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a government-sponsored enterprise.

“Revolving Credit Facility” means the revolving credit facility governed by that certain Credit and Guaranty Agreement, dated as of December 20, 2024, by and among the Company, Ladder Corporate Revolver I LLC, the Co-Issuer, the Parent Guarantor, certain subsidiary guarantors, the lenders party hereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as may be amended, supplemented, modified, extended, renewed or restated from time to time.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries secured by a Lien upon the property of the Company or any of its Subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, as amended.

“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans, accounts receivable, real estate assets, mortgage receivables and any other assets capable of being securitized (collectively, the “Securitization Assets”) by which the Company or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including any such transaction involving the sale of specified servicing advances or mortgage loans to a Securitization Entity.

“Securitization Entity” means (i) any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing asset backed or mortgage backed or mortgage pass through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that, such person is not an obligor with respect to any Indebtedness of the Company, the Co-Issuer or the Parent Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that, such person is not an obligor with respect to any Indebtedness of the Company, the Co-Issuer or the Parent Guarantor other than under Credit Enhancement Agreements.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions, expansions or developments of any thereof.

“Total Unencumbered Assets” means, as of any date of determination, an amount equal to the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and (b) all other assets (but excluding goodwill) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness, in each case, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP; provided that, notwithstanding the application of GAAP, loan interests related to loans made to Joint Ventures shall be included in such assets to the extent not securing any portion of Secured Indebtedness; provided, further, that (i) Capital Stock, and any assets, of any Person that is not a Subsidiary shall be excluded in any calculation of Total Unencumbered Assets, (ii) Liens on the Capital Stock of a Subsidiary of the Company required by the terms of any Credit Facility shall be disregarded for purposes of this definition (other than for purposes of the immediately succeeding clause (iii)) and neither the Capital Stock of such Subsidiary nor the assets held by such Subsidiary shall be deemed to secure any portion of Secured Indebtedness solely as a result of such Liens and (iii) the portion of the Total Unencumbered Assets attributable to (x) CRE Mezzanine Finance Assets, (y) unencumbered Capital Stock, and unencumbered assets, of any Joint Venture and (z) CLO Equity, collectively, shall not exceed 15% of Total Unencumbered Assets, with any excess excluded from such calculation.

“Treasury Rate” means, with respect to any Redemption Date pursuant to Section 3.01, the yield determined by the Company in accordance with the following two clauses:

(a)            The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities Treasury constant maturities Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”). or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause (a), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such Redemption Date.

(b)            If on the third Business Day preceding the date the notice of redemption is given H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this clause (b), the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning provided in the Preamble.

“Undepreciated Real Estate Assets” means, as of any date of determination, the cost (being the original cost to the Company or any of its Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that, anything in the foregoing sentence to the contrary notwithstanding, the cost of real estate assets shall include any portion of such cost that may be allocated to intangible assets under GAAP.

“Unsecured Indebtedness” means Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness determined on a consolidated basis in accordance with GAAP; provided that, Unsecured Indebtedness shall not include obligations under Hedge Agreements.

Article Two

General Terms and Conditions of the Notes

Section 2.01          Designation and Principal Amount Series Treatment. The Issuers hereby establish a series of Securities designated the “5.500% Senior Notes due 2030” for issuance under the Indenture. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $500,000,000. The Notes are unsecured and shall rank equally with the Issuers’ other unsecured and unsubordinated indebtedness. The Notes issued on the date hereof will be issued at a price of 99.858% of the aggregate principal amount.

(a)            The Issuers may, from time to time, without the consent of the Holders of the Notes, issue Additional Notes, so that such Additional Notes and the outstanding Notes of such series shall be consolidated together and form a single series of Securities under the Indenture. Any increase in the aggregate principal amount of any series of Notes shall be evidenced by a written order and an Officer’s Certificate to be delivered to the Trustee, without any further action by the Issuers.

(b)            Any Additional Notes issued under Section 2.01(a) shall have the same terms in all respects as the Notes herein provided for, except for the issue date, the initial public offering price and, if applicable, the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes; provided that, if such Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

Section 2.02           Maturity. Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable on August 1, 2030. Such maturity date for the Notes is the “Maturity Date” for the Notes.

Section 2.03           Form and Payment.

(a)            The Notes shall be issued initially in the form of one or more Global Notes in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)            The Notes (other than, with respect to any Additional Notes, changes relating to the issue date, the initial public offering price, the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes, if applicable) and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this First Supplemental Indenture. The Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject, or as the Authorized Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture.

(c)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Issuers and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Payments of principal, premium, if any, and/or interest, if any, on the Global Notes shall be made to the Depositary.

Section 2.04          Depositary.

(a)            A Global Note deposited with the Depositary or with the Custodian may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.04(d) and (i) the Depositary (A) has notified the Issuers that it is unwilling or unable to continue as Depositary for such Global Note, or (B) has ceased to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation at a time when the Depositary is required to be so registered to act as depositary, in each case, unless the Issuers have approved a successor Depositary within 90 days after receipt of such notice or after they have become aware of such default or cessation or (ii) the Issuers in their sole discretion determine that such Global Note shall be so exchangeable or transferable.

(b)            Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.04 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and upon receipt of an Officer’s Certificate, the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.04 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c)            At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee upon receipt of an Officer’s Certificate. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be appropriately reduced or increased, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction or increase.

(d)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the Applicable Procedures. Definitive Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 3.05 of the Base Indenture.

Section 2.05          Interest.

The Issuers shall pay interest on the Notes in cash in arrears on February 1 and August 1 of each year, with the first payment on February 1, 2026, to the Holders in whose names such Notes are registered at the close of business on January 17 and July 17, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. Such interest payment dates and record dates for the Notes are the “Interest Payment Dates” and “Regular Record Dates,” respectively, for the Notes.

In each case, interest payable on the Maturity Date of the Notes or any Redemption Date of the Notes shall be payable to the Holder to whom the principal of such Notes shall be payable. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall make payments of principal, premium, if any, and interest of any Global Note through the Trustee or Paying Agent to the Depositary. If any of the Notes are no longer represented by a Global Note, payment of principal, premium, if any, and interest on Definitive Notes may, at the Issuers’ option, be made by check mailed directly to Holders at their registered addresses appearing in the Security Register. Principal, premium, if any, and interest shall be considered paid on the date due if it has been deposited with the Paying Agent or Trustee in accordance with Section 5.05(c) of the Base Indenture.

Interest payable on any Interest Payment Date, Redemption Date or Stated Maturity shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. If any Interest Payment Date, Redemption Date or Stated Maturity falls on a day that is a Legal Holiday, the payment of principal, premium, if any, and interest, as the case may be, shall be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Stated Maturity, as applicable; provided that, no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the next succeeding Business Day.

Section 2.06          Other Terms and Conditions.

(a)            The Notes are not subject to or entitled to the benefit of any sinking fund.

(b)            The defeasance and covenant defeasance provisions of Section 13.02 of the Base Indenture shall apply to the Notes, and the covenants set forth in Article Four of this First Supplemental Indenture shall be subject to the provisions of Section 13.02 of the Base Indenture; provided that the covenant set forth in Section 4.03 of this First Supplemental Indenture shall not be subject to the covenant defeasance provisions of Section 13.02(c) of the Base Indenture. The provisions of Section 13.01 of the Base Indenture shall apply to the Notes.

(c)            The Notes shall be subject to the Events of Default provided in Section 6.01(4) and Section 6.01(5) of the Base Indenture, and the additional Events of Default provided in Article Five of this First Supplemental Indenture.

(d)            The Trustee shall initially be the Security Registrar and Paying Agent.

(e)            The Notes shall be subject to the covenants provided in Article Five of the Base Indenture, as supplemented by Article Four of this First Supplemental Indenture.

(f)            The place of payment for the Notes, and the place where notices and demand to or upon the Issuers in respect of the Notes and the Indenture may be served, shall be the Corporate Trust Office of the Trustee, which office at the date hereof is located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Ladder Capital Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders, the Issuers and the Parent Guarantor, or the Corporate Trust Office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders, the Issuers and the Parent Guarantor); provided that, no office of the Trustee shall be an office or agency of the Issuers or the Parent Guarantor for purposes of service of legal process on the Issuers or the Parent Guarantor.

Article Three

Redemption

Section 3.01          Optional Redemption of the Notes.

(a)            Prior to the Par Call Date, the Issuers may redeem the Notes at their option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)            (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (B) unpaid interest accrued thereon to, but not including, the Redemption Date, and

(ii)            100% of the principal amount of the Notes to be redeemed,

plus, in either case, unpaid interest accrued thereon to, but not including, the Redemption Date.

(b)            On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest accrued thereon to, but not including, the Redemption Date.

(c)            Unless the Issuers default in payment of the redemption price and accrued interest on the Notes (or portions thereof), called for redemption on a Redemption Date, then, from and after the Redemption Date, such Notes (or portions thereof, as the case may be) shall cease to bear interest.

(d)            In the case of a partial redemption of Definitive Notes, selection of the Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note shall state the portion of the principal amount of the Note to be redeemed. Except in the case of Global Notes, a new Note in a principal amount equal to the unredeemed portion of the Note shall be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be conducted in accordance with the Applicable Procedures.

(e)            The Issuers’ actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

Section 3.02          Additional Redemption Provisions. Subject to Section 8.03 of this First Supplemental Indenture, the provisions of Article IV of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Article Four

Additional Covenants

Section 4.01          Indebtedness. The Company shall not, and shall not permit its Subsidiaries to, incur any additional Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds from such additional Indebtedness, on a pro forma basis:

(a)            the Leverage Ratio would be greater than 3.50:1.00; or

(b)            the Fixed Charge Coverage Ratio would be less than 1.25:1.00; provided that, at any time the Liquidity of the Company and its Subsidiaries exceeds $75,000,000, the limitation described in this clause (b) shall not apply.

Section 4.02          Maintenance of Total Unencumbered Assets. The Company shall not permit the ratio of (a) Total Unencumbered Assets to (b) the aggregate outstanding principal amount of Unsecured Indebtedness of the Company and its Subsidiaries, in each case, as of the last day of any Fiscal Quarter after the Issue Date to be less than 1.20:1.00 (the “Financial Covenant”); provided that, if the Company fails to comply with the requirements of the Financial Covenant, from and after the date that an Authorized Officer of the Parent Guarantor or any of the Issuers obtains knowledge of such failure to comply (the “Cure Trigger Commencement Date”) until the date that is the earlier of (A) the date that is 30 days after the Cure Trigger Commencement Date and (B) the date that is 10 days following the date that financial statements were required to be delivered for the relevant period pursuant to Section 4.03, as the case may be (such period, the “Cure Period”), the Parent Guarantor shall have the right to issue, during the applicable Cure Period, on behalf of itself or its Subsidiaries, so long as, in each case, such cash is received from a Person who is not a Subsidiary of the Parent Guarantor, common Capital Stock for cash or otherwise receive cash capital contributions in respect of common Capital Stock, or sell assets for cash or receive cash in respect of any Investments or from any other source in an amount that, if applied in the manner described in clause (3) below for the relevant testing period, would have been sufficient to cause compliance with the Financial Covenant for such period (an “Equity Cure”); provided that:

(1)	the Company and its Subsidiaries shall not be entitled to exercise the Equity Cure more than five times prior to the Maturity Date of the Notes and, in each four consecutive Fiscal Quarters, there shall be at least two Fiscal Quarters in which no Equity Cure shall have been made;

(2)	no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred) during the Cure Period (provided that, if the Equity Cure is not consummated within the Cure Period, each such Default or Event of Default shall be deemed to have occurred);

(3)	the cash amount received by the Parent Guarantor or its Subsidiaries pursuant to exercise of the right to make an Equity Cure shall be applied to either (A) reduce Indebtedness (if applied to the repayment of Indebtedness) or (B) increase Cash on the balance sheet of the Parent Guarantor and its Subsidiaries solely to the extent constituting unrestricted and unencumbered Cash (but not both), as elected by the Parent Guarantor in its sole discretion, which increase shall be deemed to have occurred on the last day of the applicable Fiscal Quarter for which such Equity Cure is being made; provided that, in the case of clause (B), such Cash is maintained on the balance sheet of the Parent Guarantor and its Subsidiaries until at least the earlier of (x) the testing date of the Financial Covenant for the subsequent Fiscal Quarter and (y) such time that the Company and its Subsidiaries would be in compliance with the Financial Covenant in the absence of such Equity Cure;

(4)	any Equity Cure pursuant to clause (3) above shall be included in the Financial Covenant as set forth in clauses (1) and (2) above; and

(5)	the amount of any Equity Cure shall be no more than the amount required to cause the Company to be in pro forma compliance with the Financial Covenant.

Section 4.03          Provision of Financial Information.

For so long as the Notes are outstanding, if at any time the Parent Guarantor is not subject to the periodic reporting requirements of the Exchange Act, the Issuers, at their option, shall (a) post on a publicly available website, (b) post on a password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), or (c) deliver to the Trustee and the Holders of the Notes within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable rules and regulations of the Commission, the unaudited quarterly (except for the fourth Fiscal Quarter) and audited annual financial statements. All such financial statements shall be prepared in accordance with GAAP, as applicable, and shall be accompanied by a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, had the Issuers been subject to such Exchange Act reporting requirements. The Trustee shall have no obligation to determine whether or not such reports, information, statements or documents have been filed, posted or delivered. Delivery of such reports, information, statements and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of the covenants under the Indenture. If the Issuers elect to furnish such reports via a Confidential Datasite, access to the Confidential Datasite shall be provided upon request to Holders, beneficial owners of and bona fide potential investors in the Notes. The Issuers may condition such access or delivery of any such reports to such Holders, beneficial owners of and bona fide potential investors on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information. The Trustee shall have no duty to access such Confidential Datasite or to determine the Issuers’ or Parent Guarantor’s compliance with its reporting obligations contained in this Section 4.03. Notwithstanding the foregoing, in no event shall the Issuers or the Parent Guarantor (solely by virtue of the Indenture) be required to (x) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained in such reports, (y) provide any information that is not otherwise similar to information currently included in or incorporated by reference into this prospectus supplement or the accompanying prospectus or (z) provide the type of information contemplated by Rule 3-10 of Regulation S-X with respect to separate financial statements for guarantors or any financial statements for unconsolidated subsidiaries or 50.0% or less owned persons contemplated by Rule 3-09 of Regulation S-X or any schedules required by Regulation S-X, or in each case any successor provisions. In addition, notwithstanding the foregoing, if at any time the Parent Guarantor is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers shall not be required to (1) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (2) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K.

To the extent any such information is not so filed or furnished, as applicable, within the time period specified above and such information is subsequently filed or furnished, as applicable, the Issuers shall be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI of the Base Indenture and Article Five hereto if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Notwithstanding anything to the contrary set forth above, if the Parent Guarantor or the Issuers have furnished the Trustee and the Holders of Notes or filed with the Commission the reports described in the preceding paragraphs with respect to the Parent Guarantor, the Issuers shall be deemed to be in compliance with the provisions of this covenant. Reports, information and documents filed with the Commission via the EDGAR system shall be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant, but the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR.

Delivery of reports, information and documents to the Trustee under the Indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Parent Guarantor’s or the Issuers’ compliance with any of their covenants thereunder. The Trustee shall have no duty to review or analyze reports delivered to it.

Article Five

Additional Events of Default

In addition to the Events of Default provided in Section 6.01(4) and Section 6.01(5) of the Base Indenture, the following shall be Events of Default with respect to the Notes:

(1)	Default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Issuers with the Trustee or with a Paying Agent prior to 11:00 a.m., New York City time, on the 30th day of such period);

(2)	Default in the payment of the principal amount or redemption price due with respect to the Notes, when the same becomes due and payable;

(3)	Default in the performance or breach of any covenant by the Issuers under the Notes or the Indenture (other than defaults pursuant to clause (1) or (2) above), which Default continues uncured for a period of 90 days after there has been given, by written notice, to the Issuers by the Trustee, or to the Issuers and the Trustee by the Holders of not less than 25% in principal amount of the outstanding Notes a written notice specifying such Default and requiring it to be remedied and stating that such notice is a “Notice of Default;” provided that in the case of a failure to comply with the covenant described in Section 4.03, such period of continuance of such Default or breach shall be 120 days after written Notice of Default has been given;

(4)	failure to pay any Indebtedness (other than Non-Recourse Indebtedness) for monies borrowed by the Issuers or any of their respective Subsidiaries in an outstanding principal amount in excess of the Cross-Default Threshold at final maturity or upon acceleration after the expiration of any applicable grace period, which Indebtedness (other than Non-Recourse Indebtedness) is, or has become, the primary obligation of the Issuers and is not discharged, or such default in payment or acceleration is not cured or rescinded, in each case, within 60 days after there has been given, by written notice, to the Issuers by the Trustee, or to the Issuers and the Trustee by the Holders of not less than 25% in principal amount of the outstanding Notes a written notice specifying such Default and requiring it to be remedied and stating that such notice is a notice of Default;

(5)	failure by the Company or a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (measured at the date of such non-payment or acceleration) (other than judgments or orders in respect of Non-Recourse Indebtedness) other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final; and

(6)	the Parent Guarantor’s Guarantee of the Notes ceases to be in full force and effect (other than in accordance with the terms of the Indenture or upon release of such Guarantee in accordance with the Indenture) or is declared null and void in a judicial proceeding or the Parent Guarantor repudiates its obligations under the Indenture or its Guarantee in writing.

If any Default or Event of Default occurs due to the Issuers failure to comply with the Financial Covenant, such Default or Event of Default shall be deemed not to exist during the Cure Period (provided that, if the Equity Cure is not consummated within the Cure Period, such Default or Event of Default shall be deemed to have occurred).

For purposes of clause (4) above, “Cross-Default Threshold” means (a) the payment “cross-default” threshold (as that term is generally understood) in the Primary Credit Facility or (b) if the Primary Credit Facility is terminated or no longer includes a payment cross-default threshold, $50,000,000; and “Primary Credit Facility” means the Revolving Credit Facility, including any renewals, extensions, amendments, restatements, replacements or refinancing in full (or a majority) thereof after the Issue Date.

Article Six

Merger, Consolidation or Sale

Section 6.01          Merger Consolidation or Sale of the Company. Solely with respect to the Notes, Section 12.02 of the Base Indenture is hereby amended and supplemented to read in its entirety as follows:

“12.02 Conditions to Consolidation or Merger, Etc.

The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets (in each case, determined on a consolidated basis) (other than (i) sales, leases, conveyances, assignments, transfers or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets, in each case, in the ordinary course of business and (ii) any Required Asset Sale) to, any person (such person, a “Successor Person”), unless:

(1)	the Company is the surviving entity or the Successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the Company’s obligations on the Notes and under the Indenture through the execution of a supplemental indenture;

(2)	immediately after giving effect to the transaction, no Event of Default, shall have occurred and be continuing; and

(3)	an Officer’s Certificate and Opinion of Counsel each stating that the conditions precedent relating to such supplemental indenture have been met, and such supplemental indenture is permitted under the Indenture shall be delivered to the Trustee.

Notwithstanding the above, (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Parent Guarantor or another guarantor of the Notes, if any, (ii) the Company may consolidate or otherwise combine with or merge into an Affiliate of the Company incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (iii) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, the Co-Issuer or the Parent Guarantor, and (iv) any Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary, and, in each case, neither an Officer’s Certificate nor an Opinion of Counsel shall be required to be delivered in connection therewith.

For purposes of clarity, it is understood and agreed that references in this covenant to sales, leases, conveyances, assignments, transfers or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets in the ordinary course of business shall include, without limitation, any sales, leases, conveyances, assignments, transfers or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets (a) that are made (i) to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, assigned, transferred, leased, conveyed or disposed of or enabling such Securitization Entity to issue Non-Recourse Indebtedness secured by such assets or to enter into any Repurchase Agreements with respect to such assets or (ii) to any Person pursuant to a Repurchase Agreement that is otherwise not expressly prohibited by the indenture, under which such Person is a buyer of Repurchase Agreement Assets, and (b) that the Company in good faith determines to be consistent with past practice of the Company or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Company or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the Company’s properties and assets, on a consolidated basis or otherwise, for purposes of the other paragraphs of this covenant.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs, but not a lease of all or substantially all assets, in which the Company is not the continuing entity, the Successor Person formed or remaining shall upon executing such supplemental indenture succeed, and be substituted for, and may exercise every right and power of the Company, and the Company shall be discharged from its obligations under the Notes and the Indenture. The Successor Person shall possess and from time to time may exercise each and every power hereunder of the Company, and any act or proceeding required by this Indenture to be done or performed by any board or officer of the Company may be done or performed with like force and effect by the like board or officer of such Successor Person.”

Article Seven

Supplemental Indentures

Section 7.01          Supplemental Indentures Without Consent of Holders. Solely with respect to the Notes, Section 11.01 of the Base Indenture is hereby amended and supplemented to read in its entirety as follows:

“11.01 Supplemental Indentures Without Consent of Holders.

The Issuers, any applicable Guarantor, and the Trustee may from time to time and at any time enter into one or more indentures supplemental hereto (which shall, but only to the extent applicable, conform to the provisions of the Trust Indenture Act as it shall be in force at the date of execution of such supplemental indenture or indentures) for one or more of the following purposes:

(1)	to cure any ambiguity, defect, omission, mistake or inconsistency or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of any Issuer or the Parent Guarantor under the Notes, the Guarantee or the Indenture in accordance with the terms of the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	to surrender any of our rights or powers under the Indenture;

(5)	to add or modify covenants, Events of Default and other provisions under the Indenture for the benefit of the Holders of the Notes;

(6)	to comply with the applicable procedures of the applicable Depositary;

(7)	to make any change (including changing the CUSIP or other identifying number on any notes) that does not adversely affect the rights of any Holder of Notes in any material respect;

(8)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(9)	to effect the appointment of a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture to provide for or facilitate administration by more than one trustee;

(10)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes;

(11)	to convey, transfer, assign, mortgage or pledge to the trustee as security for the Notes any property or assets that the Issuers may desire;

(12)	to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Indenture or any supplemental indenture;

(13)	to comply with the Trust Indenture Act or maintain the qualification of the Indenture under the Trust Indenture Act;

(14)	to reflect the release of a Guarantor of the Notes in accordance with the terms of the Indenture;

(15)	to add Guarantors with respect to the Notes or to secure the Notes or the Guarantee; or

(16)	to conform the provisions of the Indenture and the Notes to the description thereof contained in the “Description of Notes” section of the prospectus supplement dated June 24, 2025, relating to the offering of the Notes and the “Description of Debt Securities” section in the prospectus dated June 23, 2025, relating to the offering of the Notes.

Upon request of the Issuers, the Trustee is hereby authorized to join with the Issuers and any applicable Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture if the Trustee reasonably concludes that such supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture.

Any supplemental indenture authorized by the provisions of this Section 11.01 shall be executed by the Issuers and the Trustee and shall not require the consent of the Holders of any of the Notes at the time outstanding, notwithstanding Section 11.02.”

Section 7.02          Supplemental Indentures With Consent of Holders. Solely with respect to the Notes, Section 11.02 of the Base Indenture is hereby amended and supplemented to read in its entirety as follows:

“11.02 Supplemental Indentures With Consent of Holders.

With the consent (evidenced as provided in Section 9.01) of the Holders of not less than a majority of the aggregate principal amount of the Notes, the Issuers, any applicable Guarantor, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto (which shall, but only to the extent applicable, conform to the provisions of the Trust Indenture Act as shall be in force at the date of execution of such supplemental indenture or indentures) for the purpose, with respect to the Notes, of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of each Holder of the Notes so affected:

(1)	reduce the percentage in principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest (including default interest) on the Notes;

(3)	reduce the principal of or premium on or change the fixed maturity of the Notes;

(4)	waive a default in the payment of the principal of, or any premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make the principal of, or any premium or interest on, the Notes payable in any currency other than U.S. dollars;

(6)	adversely affect the right of Holders of the Notes to receive payment of the principal of, or any premium or interest on, the Notes and to institute suit for the enforcement of any such payment; or

(7)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed pursuant to Article III hereof.

Upon the written request of the Issuers and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, the Trustee shall join with the Issuers and any applicable Guarantor in the execution of such supplemental indenture unless the Trustee reasonably concludes that such supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may in its discretion but shall not be obligated to enter into such supplemental indenture.

A supplemental indenture which changes or eliminates any provision of this Indenture or the Notes that has expressly been included solely for the benefit of the Notes, or that modifies the rights of Holders of the Notes with respect to such provisions, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

It shall not be necessary for the consent of the Holders under this Section 11.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution by the Issuers and the Trustee of any supplemental indenture under this Section 11.02, the Issuers shall give notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of the Notes in the manner provided in Section 1.05. Any failure of the Issuers to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”

Article Eight

Miscellaneous

Section 8.01          Application of First Supplemental Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as if set forth herein in full. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.02          Trust Indenture Act. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 8.03          Conflict with Base Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes and the Guarantee is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 8.04          Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction. This First Supplemental Indenture, the Notes and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law that would result in the application of the laws of another jurisdiction. Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture or the transactions contemplated hereby may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of the parties hereto and the Holders, by acceptance of the Notes, hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

EACH OF THE ISSUERS, THE PARENT GUARANTOR, THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.05          Successors. All agreements of the Issuers in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors. All agreements of the Parent Guarantor in this First Supplemental Indenture and the Parent Guarantor Guarantee shall bind its successors.

Section 8.06          Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by email transmission with PDF attachment shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery” and words of like import in this First Supplemental Indenture shall be deemed to include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to reasonable procedures approved by the Trustee.

Section 8.07          Trustee Disclaimer. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture, the Notes and the Guarantee other than as to the validity of the execution and delivery of the First Supplemental Indenture by the Trustee and the authentication of the Notes by the Trustee or any Authenticating Agent. The recitals and statements herein and in the Notes are deemed to be those of the Issuers and not of the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Issuers of Notes or the proceeds thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

LADDER CAPITAL FINANCE HOLDINGS LLLP, as Company

By:	/s/ Paul Miceli
	Name:	Paul Miceli
	Title:	Authorized Person

LADDER CAPITAL FINANCE CORPORATION, as Co-Issuer

By:	/s/ Paul Miceli
	Name:	Paul Miceli
	Title:	Chief Financial Officer

LADDER CAPITAL CORP, as Parent Guarantor

By:	/s/ Paul Miceli
	Name:	Paul Miceli
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE

Each Global Note shall bear the following legend:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Each Global Note having The Depository Trust Company as the Depositary shall have the following legend:

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF [*], OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO [*] OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, [*], HAS AN INTEREST HEREIN.

LADDER CAPITAL FINANCE HOLDINGS LLLP

LADDER CAPITAL FINANCE CORPORATION
5.500% Senior Notes due 2030

No. [*]	CUSIP No.: 505742 AS5
ISIN No.: US505742AS58
$[*]

LADDER CAPITAL FINANCE HOLDINGS LLLP, a Delaware limited liability limited partnership (the “Company”), and LADDER CAPITAL FINANCE CORPORATION, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) for value received promise to pay to [*] or registered assigns, the principal sum of [*] DOLLARS (as may be adjusted by the increase or decrease as reflected on the Schedule of Increases or Decreases in the Global Note attached hereto) on August 1, 2030 (the “Maturity Date”).

Interest Payment Dates: February 1 and August 1 (each, an “Interest Payment Date”) commencing on February 1, 2026, and upon the Maturity Date.

Interest Record Dates: January 17 and July 17 (each a “Regular Record Date”).

Reference is made to the further provisions of this 2030 Note contained herein, which shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this 2030 Note to be duly executed.

Dated:

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:
Name:
Title:

LADDER CAPITAL FINANCE CORPORATION

By:
Name:
Title:

[Signature Page to 2030 Note]

This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Signature Page to 2030 Note]

(REVERSE OF NOTE)

LADDER CAPITAL FINANCE HOLDINGS LLLP

LADDER CAPITAL FINANCE CORPORATION

5.500% Senior Notes due 2030

1.	Interest.

Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Company”), and Ladder Capital Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) promise to pay interest on the principal amount of this 2030 Note at the rate per annum set forth above. Interest on the 2030 Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on the 2030 Notes in arrears on February 1 and August 1 of each year, with the first payment on February 1, 2026, to the Holders in whose names such 2030 Note is registered at the close of business on January 17 and July 17, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. In each case, interest payable on the Maturity Date of the 2030 Notes or any Redemption Date of the 2030 Notes shall be payable to the Person to whom the principal of such 2030 Note shall be payable. Interest payable on the any Interest Payment Date, Redemption Date or Stated Maturity shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Issue Date, if no interest has been paid or duly provided for with respect to the 2030 Notes) to, but excluding, such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. If any Interest Payment Date, Redemption Date or Stated Maturity falls on a day that is a Legal Holiday, the payment of principal, premium, if any, and interest, as the case may be, shall be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Stated Maturity, as applicable; provided that, no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the next succeeding Business Day.

Any interest on this 2030 Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder at the close of business on the relevant Regular Record Date, and such Defaulted Interest shall be paid by the Issuers in accordance with the provisions of Section 3.07 of the Base Indenture.

The Issuers shall pay interest on overdue principal and premium, if any, and (to the extent legally enforceable under applicable law) upon any overdue installments of interest at the same rate borne by this 2030 Note.

2.	Paying Agent.

Initially, Wilmington Trust, National Association, as trustee under the Indenture (the “Trustee”) shall act as Paying Agent. The Issuers may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

3.	Indenture: Defined Terms.

This 2030 Note is one of the 5.500% Senior Notes due 2030 (the “2030 Notes”) issued under the Indenture, dated as of June 23, 2025 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture” and, as supplemented by the First Supplemental Indenture, dated as of July 3, 2025, the “Indenture”) by and between the Issuers and the Trustee. This 2030 Note is a “Security” and the 2030 Notes are “Securities” under the Indenture.

For purposes of this 2030 Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the 2030 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Notwithstanding anything to the contrary herein, the 2030 Notes are subject to all such terms, and Holders of 2030 Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. To the extent the terms of the Indenture and this 2030 Note are inconsistent, the terms of the Indenture shall govern.

4.	Denominations: Transfer: Exchange.

The 2030 Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of 2030 Notes in accordance with the Indenture. The Issuers or the Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

5.	Redemption.

The 2030 Notes are subject to optional redemption as further described in the Indenture. There is no sinking fund applicable to the 2030 Notes.

6.	Defaults and Remedies.

If certain Events of Default with respect to the 2030 Notes occur and are continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding 2030 Notes may declare the principal amount and accrued and unpaid interest, if any, of all the 2030 Notes to be due and immediately payable, by a notice in writing to the Issuers (and to the Trustee if given by Holders), and upon any such declaration such principal amount and such accrued and unpaid interest shall become immediately due and payable.

7.	CUSIP Numbers.

No representation is made as to the accuracy of CUSIP or ISIN numbers as printed on the 2030 Notes.

8.	Guarantee.

The Issuers’ obligations under the Notes are fully, irrevocably and unconditionally guaranteed by the Parent Guarantor on a senior unsecured basis, to the extent set forth in the Indenture.

9.	Governing Law.

This 2030 Note shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT FORM

To assign this 2030 Note, fill in the form below:

I or we assign and transfer this 2030 Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this 2030 Note on the books of the Issuers. The agent may substitute another to act for her.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this 2030 Note.

Signature
Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following increases or decreases in this Global Note have been made.

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

* This schedule should be included only if the Note is issued in global form.